Exhibit 99.1

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Investor Relations: 312/606-4125

USG CORPORATION REPORTS FIRST QUARTER NET SALES

OF $1.2 BILLION AND NET EARNINGS OF $77 MILLION

First Quarter 2005 vs. First Quarter 2004

•	Record first quarter net sales; net sales up 15 percent

•	Net earnings increased $20 million

•	Operating margins improved

     CHICAGO, April 26, 2005 — USG Corporation (NYSE:USG), a leading building products company, today reported record first quarter net sales of $1.17 billion, an increase of $153 million, or 15 percent, from net sales of $1.02 billion reported in the first quarter of 2004. Net earnings in the first quarter rose $20 million, or 35 percent, to $77 million versus the $57 million reported in the first quarter of 2004. First quarter 2005 diluted earnings per share were $1.77 compared with $1.33 per share in the same period a year ago.

     “USG had another solid performance this quarter,” reported USG Corporation Chairman, President and CEO William C. Foote. “Net sales were a record for any first quarter in USG’s history. Operating margins improved for most businesses, led primarily by improvements in pricing, though margins remain under pressure from higher costs.”

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USG CORPORATION REPORTS 2005 FIRST QUARTER RESULTS/2

     USG’s outlook for the remainder of 2005 is positive. Commenting on this outlook, Foote explained, “The strong new housing and residential repair and remodel markets are expected to keep demand for USG’s gypsum wallboard products high. However, rising interest rates and tightening lending standards may bring demand levels down slightly from last year’s levels. The commercial construction market, while still soft, is showing some signs of improvement. These factors, combined with our continued focus on margin improvement and select growth opportunities, should produce strong results in 2005.”

Core Business Results

North American Gypsum

     USG’s North American Gypsum business recorded first quarter 2005 net sales of $725 million, an increase of $86 million, or 13 percent, from the first quarter of 2004. Operating profit increased by $26 million to $107 million.

     United States Gypsum Company realized first quarter 2005 net sales of $654 million and operating profit of $93 million. Net sales increased by $80 million, or 14 percent, and operating profit improved by 52 percent compared with the first quarter of 2004. The higher net sales and operating profit were due primarily to higher selling prices for Sheetrock® brand gypsum wallboard. U.S. Gypsum’s nationwide average realized price of gypsum wallboard was $133.73 per thousand square feet during the first quarter, an increase of $23.40, or 21 percent, compared with $110.33 per thousand square feet in the first quarter last year. First quarter 2005 prices reflect continued strong industry demand for wallboard and industry capacity utilization rates that exceeded 90 percent. The benefits of higher pricing were partially offset by higher costs, including higher energy and raw material prices.

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USG CORPORATION REPORTS 2005 FIRST QUARTER RESULTS/3

     U.S. Gypsum’s wallboard shipments in the first quarter totaled 2.7 billion square feet during each of the first quarters of 2005 and 2004. Gypsum wallboard shipments in March were the highest for any month in U.S. Gypsum’s history. U.S. Gypsum continues to make investments to meet its customers’ needs, satisfy the growing demand for Sheetrock brand gypsum wallboard and improve its cost position. The recently announced state-of-the-art modernization of its Norfolk, Virginia, gypsum wallboard facility will increase capacity, reduce production costs and improve service to customers in the Mid-Atlantic market.

     U.S. Gypsum also set volume records for shipments of Durock® brand cement board and Fiberock® brand gypsum fiber panels, as they were the highest ever recorded for any first quarter in U.S. Gypsum’s history.

     The gypsum division of Canada-based CGC Inc. reported first quarter 2005 net sales of $75 million and operating profit of $12 million. Net sales increased by $2 million, or 3 percent, versus the first quarter of 2004 primarily due to the favorable effects of currency translation and higher selling prices for Sheetrock brand gypsum wallboard. The slight decline in operating profit to $12 million from $13 million was largely a result of higher manufacturing costs.

Worldwide Ceilings

     USG’s Worldwide Ceilings business reported first quarter net sales of $170 million, an increase of $4 million, compared with the first quarter of 2004. Operating profit in the first quarter of 2005 was $12 million, a decline of $3 million, compared with the same period last year.

     USG’s domestic ceilings business, USG Interiors, reported net sales and operating profit of $117 million and $6 million, respectively. This compared with net sales of $120 million and operating profit of $12 million in the first quarter of 2004. The decline in sales was due largely

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USG CORPORATION REPORTS 2005 FIRST QUARTER RESULTS/4

to lower shipments of ceiling grid and tile. In last year’s first quarter, market concerns over a shortage of steel used to make grid and related increases in steel costs contributed to unusually strong demand for grid products. Grid demand in the first quarter of 2005 is more in line with overall industry opportunity. Higher manufacturing costs, primarily related to energy and raw materials, for both ceiling grid and tile also contributed to lower operating profit in the quarter. These cost pressures were partially offset by improvements in pricing for both ceiling tile and grid.

     USG International reported net sales and operating profit of $51 million and $3 million, respectively, in the first quarter of 2005. This compared with net sales of $46 million and operating profit of $1 million for the same period a year ago. The profit improvement was due primarily to increased demand for ceiling systems and gypsum-related products in Europe and Latin America. The ceilings division of Canada-based CGC Inc. reported net sales of $13 million and $3 million in operating profit. Net sales and operating profit for the same period a year ago were $13 million and $2 million, respectively.

Building Products Distribution

     L&W Supply, USG’s building products distribution business, reported first quarter 2005 net sales of $456 million, up 26 percent, from $362 million in the same period a year ago. Operating profit for the company rose to $26 million from $14 million in the first quarter of 2004. The improved results reflect record first quarter shipments for gypsum wallboard and complementary building products, such as drywall metal, ceiling products, joint compound and roofing. L&W Supply’s gypsum wallboard shipments were up 7 percent versus the first quarter of 2004. Results also benefited from higher prices for gypsum wallboard. Gypsum wallboard selling prices were up 19 percent compared with the same period last year.

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USG CORPORATION REPORTS 2005 FIRST QUARTER RESULTS/5

Other Consolidated Information

     First quarter 2005 selling and administrative expenses totaled $89 million, an increase of $12 million, or 16 percent, year-over-year. The higher expenses were due to an increased accrual related to the Bankruptcy Court-approved key employee retention plan, increased levels of compensation and benefits and higher expenses associated with various growth initiatives. Selling and administrative expenses as a percent of net sales were 7.6 percent, compared with 7.5 percent in the comparable 2004 period.

     Interest expense of $1 million was recorded in the first quarter of 2005 and 2004. Under AICPA Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” virtually all of USG’s outstanding debt is classified as liabilities subject to compromise, and interest expense on this debt has not been accrued or recorded since USG’s bankruptcy filing.

     USG incurred Chapter 11 reorganization expenses of $1 million in the first quarter of 2005, down from $2 million in the last year’s first quarter. For the first quarter of 2005 and 2004, respectively, these expenses consisted of $6 million and $4 million in legal and financial advisory fees, partially offset by bankruptcy-related interest income of $5 million and $2 million, respectively. Under SOP 90-7, interest income on USG’s bankruptcy-related cash is offset against Chapter 11 reorganization expenses.

     As of March 31, 2005, USG had $1.2 billion of cash, cash equivalents, restricted cash and marketable securities on a consolidated basis. This compared with $925 million reported on March 31, 2004 and $1.25 billion reported on December 31, 2004. Capital expenditures in the first quarter of 2005 were $33 million, compared with $20 million in the corresponding 2004 period.

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USG CORPORATION REPORTS 2005 FIRST QUARTER RESULTS/6

Chapter 11 Reorganization

     USG and 10 of its domestic subsidiaries (collectively, “the Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code on June 25, 2001. This action was taken to resolve asbestos claims in a fair and equitable manner, protect the long-term value of the businesses and maintain their market leadership positions.

     On April 11, 2005, the Unsecured Creditors Committee filed a motion with the bankruptcy court requesting that the Debtors make interest payments to all non-asbestos unsecured creditors for interest accrued from January 1, 2005, on liquidated, undisputed pre-petition claims (including accrued unpaid interest through December 31, 2004). If approved, this motion, which is still before the court, would require the Debtors to make interest payments of approximately $84 million on an annual basis.

     On April 21, 2005, an official committee representing shareholders of the Corporation was appointed in the Debtors’ Chapter 11 cases. The Official Committee of Equity Security Holders is composed of seven USG common stockholders that are among the largest holders of the Corporation’s total equity. This Committee, along with the creditors’ committees and the legal representative for future asbestos claimants assigned in the Debtors’ cases, will participate in the resolution of the Debtors’ reorganization.

     USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution.

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This press release contains forward-looking statements related to management’s expectations about future conditions. The effects of USG’s Chapter 11 reorganization and the conduct, outcome and costs of the Chapter 11 cases, as well as the ultimate costs associated with the corporation’s asbestos litigation, including the possible impact of any asbestos-related legislation, may differ from management’s expectations. Actual business, market or other conditions may also differ from management’s expectations and accordingly affect the corporation’s sales and profitability or other results. Actual results may differ due to various other factors, including economic conditions such as the levels of construction activity, employment levels, interest rates, currency exchange rates and consumer confidence; competitive conditions such as price and product competition; shortages in raw materials and energy; increases in raw material, energy and employee benefit costs; loss of one or more significant customers; the ability to procure synthetic gypsum and the unpredictable effects of acts of terrorism or war upon domestic and international economies and financial markets. USG Corporation assumes no obligation to update any forward-looking information contained in this press release.

USG CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months
	ended March 31,
	2005	2004
Net sales	$1,173	$1,020

Cost of products sold	959	849

Gross profit	214	171

Selling and administrative expenses	89	77

Chapter 11 reorganization expenses	1	2

Operating profit	124	92

Interest expense	1	1

Interest income	(2)	(1)

Other expense, net	—	2

Earnings before income taxes	125	90

Income taxes	48	33

Net earnings	77	57

Earnings per common share:
Basic	1.77	1.33
Diluted	1.77	1.33

Other Information:
Depreciation, depletion and amortization	30	28
Capital expenditures	33	20

Average common shares	43,327,008	43,022,719
Average diluted common shares	43,506,597	43,023,995

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months
	ended March 31,
	2005	2004
Net Sales:

North American Gypsum:
U.S. Gypsum Company	$654	$574
CGC Inc. (gypsum)	75	73
Other subsidiaries*	40	36
Eliminations	(44)	(44)

Total	725	639

Worldwide Ceilings:
USG Interiors, Inc.	117	120
USG International	51	46
CGC Inc. (ceilings)	13	13
Eliminations	(11)	(13)

Total	170	166

Building Products Distribution:
L&W Supply Corporation	456	362

Eliminations	(178)	(147)

Total USG Corporation	1,173	1,020

Operating Profit:

North American Gypsum:
U.S. Gypsum Company	93	61
CGC Inc. (gypsum)	12	13
Other subsidiaries*	2	7

Total	107	81

Worldwide Ceilings:
USG Interiors, Inc.	6	12
USG International	3	1
CGC Inc. (ceilings)	3	2

Total	12	15

Building Products Distribution:
L&W Supply Corporation	26	14

Corporate	(23)	(16)
Chapter 11 reorganization expenses	(1)	(2)
Eliminations	3	—

Total USG Corporation	124	92

*	Includes USG Mexico, S.A. de C.V., a building products business in Mexico, Gypsum Transportation Limited, a shipping company in Bermuda, and USG Canadian Mining Ltd., a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	March 31,	December 31,
	2005	2004
Assets
Current Assets:
Cash and cash equivalents	$669	$756
Short-term marketable securities	178	138
Restricted cash	42	43
Receivables (net of reserves — $15 and $14)	523	413
Inventories	346	338
Income taxes receivable	23	24
Deferred income taxes	7	25
Other current assets	94	53

Total current assets	1,882	1,790

Long-term marketable securities	310	312
Property, plant and equipment (net of accumulated depreciation and depletion — $903 and $878)	1,856	1,853
Deferred income taxes	134	152
Goodwill	43	43
Other assets	150	128

Total Assets	4,375	4,278

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	268	270
Accrued expenses	194	224
Current portion of long-term debt	1	1
Income taxes payable	94	75

Total current liabilities	557	570

Deferred income taxes	26	25
Other liabilities	417	417
Liabilities subject to compromise	2,241	2,242
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock	5	5
Treasury stock	(256)	(256)
Capital received in excess of par value	418	417
Accumulated other comprehensive income	49	17
Retained earnings	918	841

Total stockholders’ equity	1,134	1,024

Total Liabilities and Stockholders’ Equity	4,375	4,278